                                                    EX-99.B5(b)


                             SUB-ADVISORY AGREEMENT


     AGREEMENT made this ____ day of _______, 1995, by and between KEMPER FINANCIAL SERVICES, INC., a Delaware corporation
(the "Adviser") and DREMAN VALUE ADVISORS, INC., a Delaware corporation (the "Sub-Adviser").

     WHEREAS, KEMPER VALUE PLUS GROWTH FUND, a Massachusetts business trust (the "Fund") is an open-end management investment company registered under the Investment Company Act of 1940, the shares of beneficial interest ("Shares") of the initial series of which are registered under the Securities Act of 1933;

     WHEREAS, the Fund has retained the Adviser to render to it investment advisory and management services pursuant to an Investment Management Agreement, dated ___________________, 1995
(the "Management Agreement"); and

     WHEREAS, the Adviser desires at this time to retain the Sub-Adviser to render investment advisory and management services with respect to that portion of the Fund's portfolio allocated to the Sub-Adviser by the Adviser for management and the Sub-Adviser is willing to render such services;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1. The Adviser hereby employs the Sub-Adviser to manage the investment and reinvestment of the assets of the Fund allocated by the Adviser in its sole discretion to the Sub-Adviser for management in accordance with the applicable investment objectives and policies and limitations and subject to the supervision of the Adviser and the Board of Trustees of the Fund for the period and upon the terms herein set forth, and to place orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by the Sub-Adviser; and, in connection therewith, the Sub-Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser is directed to seek for the Fund best execution of orders. Subject to such policies as the Board of Trustees of the Fund determines, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Adviser recognizes that all research services and research that the Sub-Adviser receives or generates are available for all clients of the Sub-Adviser, and that the Fund and other clients of the Sub-Adviser may benefit thereby. The investment of funds shall be subject to all applicable restrictions of the Agreement and Declaration of Trust and By-Laws of the Fund as may from time to time be in force.

     The Sub-Adviser accepts such employment and agrees during such period to render such investment management services, to furnish related office facilities and equipment and clerical, bookkeeping and administrative services for the Fund, to permit any of its officers or employees to serve without compensation as trustees or officers of the Fund if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser. It is understood and agreed that the Sub-Adviser, by separate agreements with the Fund, may also serve the Fund in other capacities.

2. In the event that the Fund establishes one or more additional series with respect to which the Adviser desires to retain the Sub-Adviser to render investment advisory and management services hereunder, the Adviser shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing whereupon such series shall become subject to this agreement.

3. For the services and facilities described in Section 1, the Adviser will pay to the Sub-Adviser at the end of each calendar month, a sub-advisory fee computed at an annual rate of .25 of 1% of the Fund's average daily net assets.

     The fee as computed above shall be computed separately for, and charged as an expense of, each series of the Fund based upon the average daily net assets of such series. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

4. The services of the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

5. The Sub-Adviser shall arrange, if desired by the Fund, for officers or employees of the Sub-Adviser to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

6. The net asset value for each series of the Fund shall be calculated in accordance with the provisions of the Fund's prospectus or as the trustees may determine in accordance with the provisions of the Investment Company Act of 1940. On each day when net asset value is not calculated, the net asset value of a series shall be deemed to be the net asset value of such series as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

7. Subject to applicable statutes and regulations, it is understood that certain trustees, officers or agents of the Fund are or may be interested in the Sub-Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Sub-Adviser may be interested in the Fund otherwise than as a trustee, officer or agent.

8. The Sub-Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

9. This Agreement shall become effective with respect to the initial series of the Fund on the date hereof and shall remain in full force until March 1, 1997, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each series, but only as long as such continuance is specifically approved for each series at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a series, the Sub-Adviser may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the Investment Company Act of 1940 and the rules and regulations thereunder.

     This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement and may be terminated at any time with respect to any series without the payment of any penalty by the Adviser or by the Sub-Adviser on sixty (60) days written notice to the other party. The Fund may effect termination with respect to any series without payment of any penalty by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of such series on sixty (60) days written notice to the Adviser and the Sub-Adviser.

     This Agreement may be terminated with respect to any series at any time without the payment of any penalty by the Board of Trustees of the Fund, by vote of a majority of the outstanding voting securities of such series or by the Adviser in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

     The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder.

     Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 3 earned prior to such termination.

10. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

11. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

12. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

13. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

                                                 KEMPER FINANCIAL SERVICES, INC.


                                                By:_____________________________

                                                Title:__________________________

ATTEST:

____________________________

Title:______________________


                                                DREMAN VALUE ADVISORS, INC.


                                                By:_____________________________

                                                Title:__________________________

ATTEST:

____________________________

Title:______________________